Exhibit 99.1

Arch Therapeutics Novel Self-Assembling Agent, AC5-GTM, for Use in Endoscopic Procedures was Presented at the Society of American Gastrointestinal and Endoscopic Surgeons (SAGES) 2020 Annual Meeting

Emerging technology presentation demonstrates use of AC5-GTM in submucosal lifting and management of gastrointestinal bleeding during porcine endoscopic procedures.

FRAMINGHAM, Mass., August 11, 2020 (GLOBE NEWSWIRE) -- Arch Therapeutics, Inc. (OTCQB: ARTH) ("Arch" or the "Company"), developer of novel liquid, gel and solid hemostatic and wound care devices, announces the release of research from the AC5® self-assembling peptide technology platform that was presented at the Society of American Gastrointestinal and Endoscopic Surgeons (SAGES) 2020 Annual Meeting.

SAGES selected the research, originally submitted as an abstract, to be featured in a podium presentation with a demonstration video as part of the Emerging Technology Session.1 The presentation, “Novel Self-assembling Agent, AC5-GTM, for Use in Submucosal Lifting in Endoscopic Resection and Management of Gastrointestinal Bleeding” by Eleanor C. Fung, MD, Jay Redan, MD, Chirag Shah, PhD and Terrence Norchi, MD, is available online starting August 11, 2020.

The self-assembling peptide technology, AC5-G, was studied in live swine gastrointestinal models by Dr. Fung, Clinical Assistant Professor of Surgery at the University of Buffalo Jacobs School of Medicine, and by Dr. Redan, Chief of Surgery at AdventHealth Celebration and Professor of Surgery at the University of Florida College of Medicine. Dr. Fung specializes in general and minimally invasive surgery and advanced therapeutic endoscopy. Dr. Redan specializes in minimally invasive general surgery and has been widely considered a pioneer in the field of laparoscopic surgery since its infancy. The additional authors are Dr. Shah, Vice President Research and Development Engineering and Quality Systems at Arch Therapeutics, and Dr. Norchi, President and CEO of Arch Therapeutics.

Surgeons, clinicians and other attendees of SAGES may see the video here. It is also available on the Company website www.archtherapeutics.com.

AC5-G, formulated in prefilled syringes, was studied at two different medical centers in two swine in approximately 16 procedures, including endoscopic mucosal resections (EMR), endoscopic submucosal dissections (ESD) and hemostasis of post polypectomy beds.

In these procedures, AC5-G demonstrated unique features and attributes compared to available alternatives in the growing field of EMR and ESD. AC5-G created a long lasting lift, or cushion, that provided good visibility and delineation of tissue planes to the surgeon, thereby enabling safer resection of target tissues. Furthermore, when applied to sites of bleeding, AC5-G provided hemostasis. AC5-G was also easily injected into the tissue through standard size injection needles (e.g., 230 cm long catheters with 25 gauge needle tips) deployed through the endoscopes, and it could be used in conjunction with clips when desired. From this initial experience, doctors Eleanor Fung and Jay Redan believe AC5-G has attributes that are applicable to a wide range of procedural needs in endoscopic surgery. Examples of applications in which we believe that AC5-G, could be used include resection of adenomas, early-stage cancers or other gastrointestinal mucosal lesions, as well as treatment of achalasia and gastrointestinal bleeding.

Terrence W. Norchi, MD, President and CEO of Arch said “We are pleased that this important research is being presented and that our promising development stage self-assembling peptide, AC5-G, is resonating with surgeons and gastroenterologists who strive to make surgical procedures less invasive and make existing minimally invasive procedures even safer. We look forward to sharing more information as this product advances through our pipeline.”

Please visit http://www.sages2020.org for more information or to register for the conference.

About Arch Therapeutics, Inc.

Arch Therapeutics, Inc. is a biotechnology company developing a novel approach to stop bleeding (hemostasis), control leaking (sealant) and manage wounds during surgery, trauma and interventional care. Arch is developing products based on an innovative self-assembling barrier technology platform with the goal of making care faster and safer for patients. Arch's products authorized for commercial marketing are AC5® Advanced Wound System and AC5® Topical Hemostat.2 Arch's development stage product candidates include AC-GTM and AC5® Surgical Hemostat, among others.3 AC5 and associated logos are trademarks and/or registered trademarks of Arch Therapeutics, Inc. and/or its subsidiaries.

About SAGES

The Society of American Gastrointestinal and Endoscopic Surgeons (SAGES) is a leading surgical society representing a global community of more than 6,500 surgeons bringing minimal access surgery and emerging techniques to patients worldwide. The mission of SAGES is to improve quality patient care through education, research, innovation and leadership, principally in gastrointestinal and endoscopic surgery. SAGES also sets the clinical and educational guidelines on standards of practice in various procedures that are critical to enhancing patient safety and health. For more information, go to https://www.sages.org.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, references to novel technologies and methods, our business and product development plans and projections, or market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company, our ability to retain important members of our management team and attract other qualified personnel, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, our ability to obtain required regulatory approvals, our ability to produce commercial quantities of our products within projected timeframes, our ability to develop and commercialize products based on our technology platform, and market conditions. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.

Source: Arch Therapeutics, Inc.

Contact

ARTH Investor Relations

Toll Free: +1-855-340-ARTH (2784) (US and Canada)

Email: investors@archtherapeutics.com

Website: www.archtherapeutics.com

or

Richard Davis

Chief Financial Officer

Arch Therapeutics, Inc.

Phone: 617-431-2308

Email: rdavis@archtherapeutics.com

Website: www.archtherapeutics.com

1.  The conference has recently been moved to an online format.

2. AC5 Advanced Wound System and AC5 Topical Hemostat have received regulatory authorization for commercial marketing as medical devices in the USA and EU, respectively.

3. AC5-G and AC5 Surgical Hemostat are currently investigational devices limited by law to investigational use.

AC5 and associated logos are trademarks and/or registered trademarks of Arch Therapeutics, Inc. and/or its subsidiaries.